Exhibit 99.2

PRO FORMA FINANCIAL INFORMATION

RITA and Horizon Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information give effect to the merger of RITA and Horizon in a transaction to be accounted for as a purchase with RITA treated as the acquiror. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of RITA and Horizon as of March 31, 2004, giving effect to the merger as if it occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of RITA and Horizon for the year ended December 31, 2003 and the three months ended March 31, 2004, giving effect to the merger as if it occurred on January 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

The unaudited pro forma condensed consolidated financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, RITA allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Horizon’s business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma condensed consolidated financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of RITA and Horizon covering these periods, contained in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 170 for more information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Three months ended March 31, 2004

(Amounts in thousands, except per share amounts)

	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma
Sales	$4,644	$7,086	$—	$11,730
Cost of goods sold	1,615	2,863	144 (a)	4,622

Gross profit	3,029	4,223	(144)	7,108

Operating expenses:
Research and development	843	172	—	1,015
Selling, general and administrative	4,366	4,469	221 (a)	9,056

Total operating expenses	5,209	4,641	221	10,071

Loss from operations	(2,180)	(418)	(365)	(2,963)
Interest income	25	—	—	25
Interest expense	—	(570)	—	(570)
Other expense, net	(15)	(8)	—	(23)

Net loss	$(2,170)	$(996)	$(365)	$(3,531)

Net loss per common share, basic and diluted	$(0.12)	$(0.02)		$(0.10	)(b)

Shares used in computing net loss per common share, basic and diluted	17,998	43,888		36,642

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

(Amounts in thousands, except per share amounts)

	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma
Sales	$16,607	$27,975	$—	$44,582
Cost of goods sold	6,166	11,248	575 (a)	17,989

Gross profit	10,441	16,727	(575)	26,593

Operating expenses:
Research and development	4,294	973	—	5,267
Selling, general and administrative	17,418	14,123	892 (a)	32,433

Total operating expenses	21,712	15,096	892	37,700

Income (loss) from operations	(11,271)	1,631	(1,467)	(11,107)
Interest income	201	—	—	201
Interest expense	—	(2,373)	—	(2,373)
Other expense, net	(9)	(45)	—	(54)

Net loss	$(11,079)	$(787)	$(1,467)	$(13,333)

Net loss per common share, basic and diluted	$(0.63)	$(0.02)		$(0.37	)(b)

Shares used in computing net loss per common share, basic and diluted	17,647	36,656		36,291

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2004

(Amounts in thousands)

	Historical RITA	Historical Horizon	Pro forma adjustments		Pro forma
Assets
Current assets:
Cash and cash equivalents	$6,122	$1,538	$(2,450	)(e)	$5,210
Marketable securities	1,726	—	—		1,726
Accounts and note receivable, net	3,006	4,552	—		7,558
Inventories	1,777	5,597	—		7,374
Prepaid and other current assets	796	296	—		1,092

Total current assets	13,427	11,983	(2,450)		22,960
Long term marketable securities	264	—	—		264
Long term note receivable, net	315	—	—		315
Property and equipment, net	905	1,989	—		2,894
Goodwill	—	15,650	72,813	(c)	88,463
Intangible assets	4,673	5,019	22,631	(f)	32,323
Other assets	47	6	—		53

Total assets	$19,631	$34,647	$92,994		$147,272

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$736	$1,033	$—		$1,769
Accrued liabilities	1,751	1,659	—		3,410
Current portion of long-term debt	—	1,347	—		1,347

Total current liabilities	2,487	4,039	—		6,526
Long-term debt, less current portion	—	16,661	—		16,661
Other liabilities	25	86	—		111

Total liabilities	2,512	20,786	—		23,298

Shareholders’ equity:
Common stock	18	44	(25	)(d)	37
Additional paid-in capital	98,241	75,015	31,864	(d)	205,120
Accumulated other comprehensive income	3	—	—		3
Shareholder’s note receivable	—	(43)	—		(43)
Accumulated deficit	(81,143)	(61,155)	61,155	(d)	(81,143)

Total shareholders’ equity	17,119	13,861	92,994		123,974

Total liabilities and shareholders’ equity	$19,631	$34,647	$92,994		$147,272

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

1. Basis of presentation

On May 13, 2004, RITA Medical Systems, Inc. (“RITA”) and Horizon Medical Products, Inc. (“Horizon”) announced that the parties had signed a definitive agreement to merge the two companies in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the terms of the merger agreement, each share of Horizon common stock outstanding at the closing of the merger will be converted into 0.4212 of a share of RITA’s common stock. In addition, outstanding Horizon stock options and warrants will be accelerated and assumed by RITA, with each option to purchase a share of Horizon’s common stock becoming an option to purchase 0.4212 of a share of RITA’s common stock at an exercise price equal to the exercise price of the Horizon option divided by 0.4212.

As of May 13, 2004, there were 44,264,101 shares of Horizon common stock outstanding, and there were 9,342,617 common shares issuable upon exercise of outstanding options and warrants. Based on these amounts, if the merger had taken place on May 13, 2004, Horizon shareholders would have received approximately 18,644,039 shares of RITA’s common stock, and holders of Horizon’s options and warrants would then hold options to purchase approximately 3,935,110 shares of RITA’s common stock. The exact number of shares and options to be issued will depend on the number of Horizon common shares, options and warrants outstanding at the closing of the merger.

2. Purchase price

The estimated purchase price of the acquisition is $109.3 million as follows (in thousands):

Issuance of RITA common stock	$91,281
Assumption of Horizon options and warrants	15,617
Transaction costs	2,450

Total	$109,348

The fair value of the RITA shares used in determining the purchase price was $4.896 per share based on the average closing price of RITA’s common stock from the two days before through two days after May 13, 2004, the date of the public announcement of the merger. The fair value of the Horizon options and warrants assumed was determined using the Black-Scholes option pricing model assuming a market price of $4.896 per share, exercise prices ranging from $0.83 to $34.72 and averaging $1.95, an expected average life of five years, a risk-free interest rate of 3.79%, volatility of 75% and no expected dividends.

The preliminary allocation of purchase price is as follows:

Current assets	$11,983
Property and equipment	1,989
Intangible assets	27,650
Goodwill	88,463
Other assets	6
Current liabilities	(4,039)
Debt	(16,661)
Other liabilities	(86)
Shareholder's note receivable	43

Net assets	$109,348

The final determination of the purchase price allocation will be based on the fair values of the assets and liabilities assumed at the date of the closing of the merger. The purchase price will remain preliminary until RITA is able to complete a third party valuation of significant intangible assets acquired and evaluate the fair value of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the date of the closing of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial information above.

3. Pro forma adjustments

a)	Represents amortization of identifiable intangible assets based on estimated fair values and useful lives assigned to these assets at the date of acquisition.

b)	Pro forma basic and diluted loss per share is calculated by dividing the pro forma net loss by the pro forma weighted average shares of RITA’s common stock outstanding (in thousands):

	Year ended December 31, 2003	Three months ended March 31, 2004
RITA historical weighted average common shares outstanding	17,647	17,998
Common shares issued to acquire Horizon	18,644	18,644

Pro forma weighted average common shares outstanding	36,291	36,642

Shares issuable upon the exercise of outstanding stock options have been omitted from the calculation of pro forma loss per share as their effect would be anti-dilutive.

c)	Represents the estimated fair value of goodwill arising from the merger. The estimated goodwill arising from the merger is $88.5 million. In accordance with Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” the goodwill arising from the merger will be recorded as an asset on the balance sheet and will be reviewed for impairment on at least an annual basis.

d)	Represents the elimination of historical shareholders’ equity accounts for Horizon, the issuance of RITA common stock and options as part of the purchase price and estimated cash closing costs of the merger.

e)	Estimated cash closing costs of the merger.

f)	The estimated fair values of identifiable intangible assets arising from the merger total $27.3 million, as follows (in thousands):

Trademarks (10 year life)	$3,100
Product technology (12 year life)	6,900
Customer relationships (15 year life)	16,600
Contract with Medtronic, Inc. (4 year life)	700

$27,300

Intangible assets arising from the merger will replace $4.7 million of the $5.0 million in pre-merger intangible assets of Horizon. The net pro forma adjustment to intangible assets is then $22.6 million as follows (in thousands):

Intangible assets arising from the merger	$27,300
Less: Horizon intangible assets replaced by intangible assets arising from the merger	(4,669)

Pro forma adjustment to intangible assets	$22,631